                                 EXHIBIT 23.1

The Board of Directors
Harris Financial, inc.


We consent to the use of our report incorporated herein by reference on Form S-3 and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for mortgage servicing rights.

/s/ KPMG Peat Marwick

Harrisburg, PA
August 21, 1998